                                EXHIBIT 2.1(iii)

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


         This First Amendment to Asset Purchase Agreement dated March 23, 1996 (the "Agreement"), by and among Software Spectrum, Inc. ("Purchaser"), Egghead, Inc. ("Egghead") and DJ&J Software Corporation ("DJ&J") (collectively, Egghead and DJ&J are referred to herein as "Seller") is entered into on this 13th day of May 1996.


                                    RECITALS

         A. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Agreement.

         B. Purchaser and Seller desire to amend the Agreement to provide for the equitable allocation of the expenses, revenues and items thereof that are allocable to the VLAM agreements relating to the Division.

         C. In addition, Purchaser and Seller desire to provide for settlement of potential liabilities arising under or out of the potential transfer to Purchaser of Seller's interest in the Joint Venture Agreement.

1.       ALLOCATION OF REVENUES AND EXPENSES RELATED TO VLAM AGREEMENTS.

         Notwithstanding anything in the Agreement to the contrary, Seller and Purchaser agree that all Revenues and Expenses (as such terms are defined herein), and items related thereto, allocable to each VLAM transaction covered by a VLAM agreement will be allocated between Seller and Purchaser in accordance with the principles of this Section 1.

         (a) "Revenues" means, with respect to each of the VLAM transactions covered by a VLAM agreement, the amount invoiced to the customer on such VLAM transaction with respect to the maintenance component of the VLAM agreement, excluding sales taxes and other miscellaneous charges.

         (b) "Expenses" means, with respect to each of the VLAM transactions covered by a VLAM agreement, the cost of goods sold on such VLAM transaction with respect to the maintenance component of the VLAM agreement, determined at the time the order covered by the VLAM transaction was booked by Seller. Seller hereby represents and warrants that in the aggregate, such costs of goods sold do not differ from the corresponding amounts invoiced or to be invoiced to the Seller by the Seller's suppliers. Nothing in this paragraph is intended to impose upon Seller an obligation to perform an invoice by invoice analysis of its VLAM agreements to demonstrate or evidence the accuracy and completeness of the representations set forth in this paragraph.

         (c) In computing Revenues and Expenses, the following conventions will be applied:

                 (i) Revenues and Expenses allocable to each VLAM transaction will be allocated over the maintenance period reflected on the related invoice, in the same manner as previously allocated by Seller and in accordance with GAAP; and

                 (ii) Revenues and Expenses allocable to each VLAM transaction will be spread ratably over the total number of days in the maintenance period applicable to such VLAM transaction. Accordingly, prorations of Revenues and Expenses allocable to each VLAM transaction will:
(a) as to the pre-closing period, be based on the ratio of the number of days occurring prior to and including the Closing Date to the total number of days in the maintenance period, and (b) as to the post-closing period, be based on the ratio of the number of days occurring after the Closing Date to the total number of days in the maintenance period.

         (d) "Gross Margin" means, with respect to each VLAM transaction, the difference between the Revenues and Expenses allocable to such VLAM transaction.

         (e) Except as otherwise provided in subparagraphs (f) and (g) below, with respect to each VLAM transaction (including Microsoft Select 2.x and 3.0 Program transactions) which has a maintenance period that includes both pre- closing and post-closing periods,

                 (i) Purchaser shall be entitled to that portion of the Gross Margin attributable to such VLAM transaction that relates to the maintenance period commencing with the day after the Closing Date and ending with the expiration of the maintenance period;

                 (ii) Seller shall be entitled to all Revenues, and pay and be responsible for the payment of, all Expenses associated with that VLAM transaction;

                 (iii) On the Closing Date, Seller and Purchaser shall estimate the amount of the Gross Margin payments due to Purchaser and Seller shall pay such estimated amounts to Purchaser in cash; thereafter, the parties shall finalize the amounts of the Gross Margin payments and make any corresponding adjustments thereto as may be required by Section 4 of this First Amendment; and

                 (iv) Seller shall have the responsibility for reporting to the software publishers each of the VLAM transactions which is the subject of this Section 1(e).

         (f) With respect to each VLAM transaction under the Microsoft Select 2.x Program, and as relates to those contracts under the Microsoft 3.0 Program (for which, in either case, Seller has not reported to Microsoft), to the extent that it relates to a maintenance period that commences on or after July 1, 1996,

                 (i) On the Closing Date, Purchaser shall be entitled to receive, and Seller shall pay in cash to Purchaser, all Revenues allocated to any maintenance period from and after July 1, 1996 (such payment to represent an amount equal to the sum of corresponding cash prepayments and accounts receivable); and

                 (ii) Purchaser shall report to the software publishers such VLAM transactions, and shall pay, and be responsible for the payment of, the Expenses allocated to the maintenance period from and after July 1, 1996.

         (g) With respect to each VLAM transaction which relates to a maintenance period that commences after the Closing Date, but which has been reported by Seller to the software publisher prior to the Closing Date,

                 (i) Purchaser shall be entitled to the entire Gross Margin attributable to such VLAM transaction;

                 (ii) Seller shall be entitled to all Revenues, and pay and be responsible for the payment of, all Expenses associated with that VLAM transaction; and

                 (iii) On the Closing Date, Seller and Purchaser shall estimate the amount of the Gross Margin payments due to Purchaser and Seller shall pay such estimated amounts to Purchaser in cash; thereafter, the parties shall finalize the amounts of the Gross Margin payments and make any corresponding adjustments thereto as may be required by Section 4 of this First Amendment.

         (h) To the extent that any VLAM maintenance transaction covered by a VLAM agreement invoiced on or prior to the Closing Date is determined to be below break-even for the maintenance period after the Closing Date (determined by comparing the Revenues allocable to the maintenance period after the Closing Date to the Expenses allocable to the same period) (such shortage herein referred to as a "Negative Margin"), Purchaser shall be entitled to receive in
cash an amount equal to the Negative Margin.   No Negative Margin payment will,
however, be due to Purchaser with respect to any VLAM transaction which, subsequent to its initial invoicing, has been credited prior to the Closing Date so as to eliminate the amount of any Negative Margin attributable to the VLAM transaction as first invoiced. On the Closing Date, Seller and Purchaser shall estimate the amount of all Negative Margin payments to which Purchaser is entitled under this Section 1(h), and Seller shall pay such estimated amounts to Purchaser in cash; thereafter, the parties shall finalize the amounts of the Negative Margin payments and make any corresponding adjustments thereto as may be required by Section 4 of this First Amendment.

         (i)     The following definitions apply for purposes of this
Section 1(i):

                 (A) "Daily Revenue" means the Revenues divided by the total number of days in the maintenance period;

                 (B) "Daily Expense" means the Expenses divided by the total number of days in the maintenance period;

                 (C) "Prorated Egghead Days" means the number of days in the maintenance period that have occurred prior to and including the Closing Date;

                 (D) "Egghead Earned Margin" means the product of the Prorated Egghead Days multiplied by the remainder of the Daily Revenue minus the Daily Expense.

         If, after the Closing Date, any invoiced item covered by a VLAM transaction is returned, the following principles will be applied:

                 (i) If at the time of return the associated account receivable has not yet been paid, Purchaser will pay Seller the Revenues less the Egghead Earned Margin; and

                 (ii) If at the time of return the associated account receivable has been paid, Seller will pay Purchaser the Egghead Earned Margin.

         In addition, should a customer return a license that was invoiced prior to the Closing Date, the Prorated Egghead Days will be 100%, and all provisions of this Section will apply to the returned licenses. This section applies only as to returns that occur within the first 150 days after the Closing Date. Purchaser will responsible for all vendor reporting on the above returns.

         (j) VLAM transactions will be reported by Seller and Purchaser as follows:

                 (i) Seller will report to publishers all VLAM transactions invoiced by Seller to customers through and including the Closing Date except for VLAM transactions covering periods occurring on or after July 1, 1996 required to be reported under Microsoft's Select 2.x Program which will be reported by Purchaser; and

                 (ii) Purchaser will include in its reports to publishers all transactions that are invoiced by Purchaser after the Closing Date as well as all transactions required to be reported under Microsoft's Select 2.x Program for items invoiced by Seller on and prior to the Closing Date, but which are reportable to Microsoft following the Closing Date.

         (k) Purchaser and Seller acknowledge that the customer VLAM accounts listed on Schedule A attached hereto will require, after the Closing Date, Purchaser and Seller to determine the proper allocations of Revenues, Expenses and items thereof. Purchaser and Seller agree to cooperate to use their best efforts to determine, promptly following the Closing Date, such allocations on the same or on a similar basis as that used for allocating the Revenues, Expenses and items thereof relating to maintenance pursuant to this Section, and to provide one another with information relating to the determination of the appropriate allocations relating to each customer listed on Schedule A. In addition, as to any licenses relating to the Schedule A accounts, the party invoicing the customer for such licenses will receive the revenues allocated to such licenses, and pay and be responsible for the payment of the corresponding expenses.

2.       COLLECTION OF VLAM ACCOUNTS RECEIVABLE RETAINED BY SELLER.

         To the extent that Seller retains any accounts receivable, or the right to receive payments of part or all of such accounts receivable, with respect to VLAM transactions pursuant to Section 1 of this First Amendment, Purchaser shall collect such amounts for the account of Seller and such amounts will be treated as Seller Receivables under Section 1.7 of the

Agreement, except for customer returns as to VLAM transactions which are covered in Section 1(i) of this First Amendment.

3.       JOINT VENTURE.

         Seller has delivered to Purchase a copy of a letter dated May 9, 1996 from seller to Uchida Yoko, Co., Ltd. ("Uchida"), countersigned by Uchida, addressing certain issues relating to Purchaser's interest in the referenced joint venture, if and when Purchaser succeeds to Seller's interest in the joint venture. Purchaser hereby acknowledges and confirms that such letter is in form and substance satisfactory to Purchaser, and waives as a condition to Closing the objections that Purchaser may have had regarding the delivery of financial statements regarding the Joint Venture, including an alleged breach of Seller's obligations with respect thereto in Section 2.1(b) of the Agreement.

4.       TERMS OF ADJUSTMENTS.

         It is understood that the determination of Revenues, Expenses and items thereof relating to the allocations between Seller and Purchaser pursuant to this First Amendment may require adjustments following the Closing Date.
The parties will use their respective commercially reasonable best efforts to reconcile the amounts set forth in this First Amendment promptly following the Closing Date, but in no event later than nine (9) business days following the Closing Date (except for those amounts set forth in Section 1(k)). All additional amounts owing will be paid by the responsible party within five (5) business days following determination of such amount. None of the amounts set forth herein will be subject to the provisions set forth in Section 8.3.5 of the Agreement.

5.       LIMITATION ON AGREEMENTS.

         Nothing herein shall be construed to constitute the agreement of Purchaser to assume any liability or payment obligation of Seller to any publisher or vendor arising on or prior to the Closing Date, nor any agreement of Seller to assume any liability or payment obligation of Purchaser to any publisher or vendor arising after the Closing Date. Further, Seller shall retain all liability for sales, use and other taxes arising out of or pertaining to any sales to customers of Division under the VLAM agreements arising on or prior to the Closing Date.

6.       SCOPE OF FIRST AMENDMENT.

         Except as amended hereby, the Agreement remain in full force and affect.

         This First Amendment to Asset Purchase Agreement is executed as of the date first set forth above.


                                            EGGHEAD, INC.


                                            By: /s/ Terence M. Strom
                                               --------------------------------
                                            Title:
                                                  -----------------------------


                                            DJ&J SOFTWARE CORPORATION


                                            By: /s/ Terence M. Strom
                                               --------------------------------
                                            Title:
                                                  -----------------------------


                                            SOFTWARE SPECTRUM, INC.


                                            By: /s/ Judy O. Sims
                                               --------------------------------
                                            Title:
                                                  -----------------------------